                            SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                 Huntco Inc.
                                --------------
                (Name of Registrant as Specified In Its Charter)

               -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:
             _________________________________________________________________

2) Aggregate number of securities to which transaction applies:
             _________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       _________________________________________________________________

4) Proposed maximum aggregate value of transaction:
       _________________________________________________________________

5) Total fee paid:
       _________________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)     Amount Previously Paid:__________________________________________

      2)     Form, Schedule or Registration Statement No.:____________________

      3)     Filing Party:____________________________________________________

      4)     Date Filed:______________________________________________________



                                 HUNTCO INC.

                                  NOTICE OF
                        ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 6, 1999


To the Shareholders:

The Annual Meeting of Shareholders of Huntco Inc. (the "Company"), a Missouri corporation, will be held at Forest Hills Country Club, located at 36 Forest Club Drive, Chesterfield, Missouri 63005, on Thursday, May 6, 1999, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors; and

2.	To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and all adjournments thereof.


By order of the Board of Directors



ANTHONY J. VERKRUYSE
Vice President, Secretary & Treasurer

April 16, 1999


Even if you expect to attend the meeting in person, please mark, date and sign the enclosed proxy and return it in the enclosed return envelope, which does not require postage if mailed in the United States. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

                                 HUNTCO INC.

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS


The enclosed proxy is solicited on behalf of the Board of Directors of Huntco Inc. (the "Company") for use at the Annual Meeting of its shareholders (the "Annual Meeting") to be held May 6, 1999 at 10:00 a.m. local time at Forest Hills Country Club, located at 36 Forest Club Drive, Chesterfield, Missouri 63005. If the proxy is executed and returned to the Company, it nevertheless may be revoked at any time before it is exercised either by written notice to the Secretary of the Company or by attending the Annual Meeting and voting in person. If no contrary instructions are indicated on the proxy, the proxy will be voted FOR the election of the two nominees named herein as directors.
 If matters other than the election of directors properly come before the Annual Meeting, the proxy will be voted by the persons named therein in a manner which they consider to be in the best interests of the Company.

The Company's principal executive offices are located at 14323 South Outer Forty, Suite 600 N., Town & Country, Missouri 63017. This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 16, 1999.


            VOTING, VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
            -------------------------------------------------------

GENERAL

Only the holders of record of the Company's Class A Common Stock, $.01 par value per share (the "Class A Shares") and of the Company's Class B Common Stock, par value $.01 per share (the "Class B Shares") (collectively, the "Common Stock"), as of the close of business on March 22, 1999, will be entitled to notice of, and to vote, either in person or by proxy, at the Annual Meeting and all adjournments thereof. At the close of business on March 22, 1999, 5,292,000 and 3,650,000 Class A Shares and Class B Shares, respectively, were issued and outstanding. Each Class A Share is entitled to one vote per share, and each Class B Share is entitled to ten votes per share, on all matters to be submitted to the vote of the shareholders. Therefore, the holders of Class A Shares and the Class B Shares are entitled to 5,292,000 and 36,500,000 votes, respectively.

The Class A Shares and the Class B Shares vote as a single class in the election of directors. A majority of the aggregate of the outstanding Class A Shares and the Class B Shares which are present in person or represented by proxy and entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies or ballots which are marked to "withhold authority" with respect to the election of any one or more nominees for election as directors will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Because the form of proxy states how shares will be voted in the absence of instructions by the shareholder, executed proxies bearing no instructions will be counted as present for quorum purposes.

Under the law of Missouri, the state in which the Company is incorporated, the affirmative vote of a majority of the aggregate number of votes represented by the Class A Shares and the Class B Shares which are present in person or represented by proxy at a meeting at which a quorum is present is required to elect directors. Because a director must receive a majority of the votes cast to be elected, even if such director otherwise received a plurality, proxies or ballots marked to "withhold authority" in the election of directors have the same effect as a vote against such nominee or nominees.


As a practical matter, the act of withholding a vote for one or more of the Board's nominees, or the act of writing in the name of one or more other candidates for election to the Board, will have no effect in the election of directors. Huntco Acquisitions Holding, Inc. ("Acquisitions") and Huntco Farms, Inc. ("Farms"), both of which are owned and controlled by the Company's Chairman of the Board and Chief Executive Officer and which collectively control 87.4% of the total Company vote by virtue of their ownership of all of the Company's issued and outstanding Class B Shares, have indicated their intent to vote for the Board of Directors' slate of nominees.

HOLDINGS OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below indicates certain information as of March 22, 1999 regarding the beneficial ownership of the Class A Shares and the Class B Shares by (i) each director of the Company, including the nominees for election as directors, (ii) each executive officer (and a former executive officer) named in the Summary Compensation Table, including the Company's Chairman of the Board and Chief Executive Officer, (iii) companies owned and controlled by the Company's Chairman of the Board and Chief Executive Officer, and (iv) all executive officers and directors of the Company as a group.

                             Number of      Number of    Percent of Total<F1>
                              Class A        Class B     -------------------    Percent of Total
Name                          Shares         Shares      Class A    Class B     Voting Power<F2>
----                          ------         ------      -------    -------     ----------------

B.D. Hunter<F3><F4>          132,000<F5>    3,650,000       2.5%     100.0%         87.4%

Huntco Acquisitions
 Holding, Inc.<F3><F4>          -           3,145,000        -        86.2%         75.3%

Huntco Farms, Inc.<F3><F4>      -             505,000        -        13.8%         12.1%

Robert J. Marischen<F4>      191,308<F7>       -            3.5%       -             <F6>

Terry J. Heinz                25,047<F8>       -            <F6>       -             <F6>

Donald E. Brandt               4,410<F9>       -            <F6>       -             <F6>

James J. Gavin, Jr.           73,000<F10>      -            1.4%       -             <F6>

Michael M. McCarthy           60,500<F11>      -            1.1%       -             <F6>

All executive officers
 and directors as a
 group (6 persons)<F12>      449,265<F13>   3,650,000       8.2%     100.0%         88.0%

<F1>     The percent of ownership of Class A Shares and Class B Shares has been calculated in accordance with the rules promulgated by the Securities and Exchange Commission (the "SEC").  The
numerator is comprised of the number of Class A Shares or Class B Shares, as appropriate, owned by the individual or entity (including, with respect to the Class A Shares, the number of Class A
Shares issuable upon exercise of stock options granted under the Huntco Inc. 1993 Incentive Stock
Plan (the "1993 Plan") which are currently exercisable or which will become exercisable within sixty days of March 22, 1999).  The denominator is comprised of the number of shares represented by all of the issued and outstanding shares of that class (including, with respect to the Class A
Shares, the number of Class A Shares issuable upon exercise of stock options granted under the
1993 Plan which are currently exercisable or will be exercisable within sixty days of March 22,
1999, awarded to such individual, but excluding the number of Class A Shares issuable upon exercise of options granted to any other individual).

<F2>     The percent of total voting power has also been calculated in accordance with the rules promulgated by the SEC.  The numerator is comprised of the number of votes appertaining to each share of Common Stock owned by the individual or entity (plus the number of votes represented by the Class A Shares issuable upon exercise of stock options granted under the 1993 Plan which are currently exercisable or which will become exercisable within sixty days of March 22, 1999). The denominator is comprised of the number of votes represented by all of the issued and outstanding shares of Common Stock plus the number of votes represented by the Class A Shares issuable upon exercise of stock options granted under the 1993 Plan which are currently exercisable or which will become exercisable within sixty days of March 22, 1999) awarded to such individual, but excluding the votes represented by the Class A Shares issuable upon exercise of options granted to any other individual.


<F3>     Mr. B. D. Hunter, the Company's Chairman of the Board and Chief Executive Officer, owns all of the outstanding preferred stock of Huntco Enterprises, Inc. ("Huntco Enterprises"), which, in conjunction with the shares of common stock over which he shares voting control as trustee of various Trusts (as defined below), gives him substantially all of the voting control of that entity.  Huntco Enterprises is the ultimate parent company of Farms and Acquisitions.
Substantially all of the remaining shares of Farms and Acquisitions are owned by other persons or trusts with whom Mr. Hunter is affiliated.  Therefore, Mr. Hunter has or shares voting control with respect to substantially all of the Class B Shares owned by Acquisitions and Farms.  In connection with loans made to Acquisitions and Farms by certain commercial lenders, Acquisitions and Farms pledged all of the Class B Shares owned by each, along with other collateral, to those banks as security for the loans.  If Acquisitions and Farms were to default under the loans, the banks could compel Acquisitions and Farms to convert the pledged Class B Shares into Class A
Shares and the banks could thereafter foreclose on the shares and attempt to sell them.  If this were to occur, it is possible that none of Mr. Hunter, Enterprises, the Trusts, the
Grandchildren's Trusts, Acquisitions or Farms would possess voting control of the Company.   The
business addresses of Mr. Hunter, Farms and Acquisitions is 14323 S. Outer Forty, Suite 600 N.,
Town & Country, Missouri 63017.

<F4>     Mr. B. D. Hunter and Mr. Robert J. Marischen are co-trustees of certain trusts created by Mr. Hunter for the benefit of his children (the "Trusts").  Mr. Marischen and another individual are co-trustees of certain trusts for the benefit of Mr. Hunter's grandchildren (the
"Grandchildren's Trusts").  The Trusts and the Grandchildren's Trusts own substantially all of the common stock of Huntco Enterprises.  Under the terms of the Trusts and the Grandchildren's
Trusts, the co-trustees must approve the voting and investment decisions with respect to shares held by the Trusts and the Grandchildren's Trusts.  Accordingly, Messrs. Hunter and Marischen
share voting and investment power over the 3,650,000 Class B Shares owned by Farms and
Acquisitions.  Additionally, Mr. Hunter owns all of the outstanding preferred stock of Huntco
Enterprises which, in conjunction with the shares of common stock over which he shares voting control as trustee of the Trusts, gives him substantially all of the voting control of that entity.  Mr. Marischen disclaims beneficial ownership of the Class B Shares owned by Farms and
Acquisitions, and these Class B Shares are not reflected in the table herein as being beneficially owned by Mr. Marischen.

<F5>     Sole voting and investment power over 95,000 Class A Shares, which includes 35,000 Class
A Shares issuable upon exercise of stock options granted under the 1993 Plan.  Does not include
95,000 Class A Shares underlying stock options granted under the 1993 Plan which are not currently exercisable.  Shared voting and investment power over 37,000 Class A Shares owned by a corporation of which Mr. Hunter is the owner of 49% of the issued and outstanding voting capital stock and of which Mr. Marischen is the owner of 51% of the issued and outstanding voting capital stock.  Due to the nature of the professional relationship between Messrs. Hunter and Marischen, these 37,000 Class A Shares are deemed to be owned by each of them.

<F6>     Less than 1%.

<F7>     Sole voting and investment power over 150,144 Class A Shares, which includes 140,000
Class A Shares issuable upon exercise of stock options granted to Mr. Marischen under the 1993
Plan.  Does not include 90,000 Class A Shares underlying stock options granted under the 1993
Plan which are not currently exercisable.  Shared voting and investment power over 37,411 Class A
Shares.  Of these Class A Shares, 37,000 are the Class A Shares owned by the company which is owned by Messrs. Marischen and Hunter described with more particularity in Note 5 above.  The remaining 411 Class A Shares over which Mr. Marischen is deemed to share voting and investment power are held in Mr. Marischen's spouse's IRA.  Mr. Marischen maintains 3,753 Class A Shares in his account in the Huntco Inc. 401(k) Retirement Savings Plan (the "Retirement Savings Plan").
Mr. Marischen and two other Company employees are co-trustees of a trust (the "401(k) Trust")
established for the purpose of holding and investing assets of the Retirement Savings Plan. The trustees make voting decisions with respect to the Class A Shares held by the 401(k) Trust.
Therefore, Mr. Marischen has shared voting power over a total of 66,969 Class A Shares owned by the 401(k) Trust, although he disclaims beneficial ownership of the Class A Shares owned by that trust except for the 3,753 Class A Shares allocated to his account in the Retirement Savings Plan noted above.

<F8>     Sole voting and investment power over 5,047 Class A Shares.  Shared voting and investment power over 20,000 Class A Shares held in a general partnership of which Mr. Heinz has a one-third interest.

<F9>     Sole voting and investment power over 4,410 Class A Shares which includes 2,000 Class A
Shares issuable upon exercise of stock options granted to Mr. Brandt under the 1993 Plan. Does not include 6,500 Class A Shares underlying stock options granted under the 1993 Plan which are not currently exercisable.

<F10>    Sole voting and investment power over 73,000 Class A Shares which includes 2,000 Class A
Shares issuable upon exercise of stock options granted to Mr. Gavin under the 1993 Plan.
Includes 10,000 Class A Shares held by a charitable foundation of which Mr. Gavin is President, but with respect to which Class A Shares Mr. Gavin disclaims beneficial ownership.  Does not include 6,500 Class A Shares underlying stock options granted under the 1993 Plan which are not currently exercisable.

<F11>    Sole voting and investment power over 9,000 Class A Shares which includes 2,000 Class A
Shares issuable upon exercise of stock options granted to Mr. McCarthy under the 1993 Plan.  Does not include 6,500 Class A Shares underlying stock options granted under the 1993 Plan which are not currently exercisable.  Mr. McCarthy disclaims beneficial ownership of 51,500 Class A Shares owned by companies with which he is affiliated.

<F12>    Messrs. Hunter and Marischen have voting and investment control over all of the Class B
Shares owned by Acquisitions and Farms.

<F13>    Includes 181,000 Class A Shares issuable upon exercise of options granted to directors and executive officers under the 1993 Plan.


The following table sets forth information as of March 22, 1999 regarding all persons known to be the beneficial owners of more than five percent of the Company's Class A Shares who are not connected with the Company otherwise than through ownership of the Class A Shares.


                                                                          Percent of
                                          Number of                     Class A Shares
Name and Address                       Class A Shares                    Outstanding
----------------                       --------------                    ------------
Crabbe Huson Group, Inc.
121 SW Morrison, Suite 1400
Portland, Oregon 97204                  2,166,900 <F1>                      40.95%

The Crabbe Huson Special Fund, Inc.
121 SW Morrison, Suite 1400
Portland, Oregon 97204                    291,300 <F2>                       5.50%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401            362,000 <F3>                       6.85%

<F1>     The information in this footnote is provided pursuant to Amendment No. 1 to Schedule 13G dated January 8, 1999 and filed with the SEC by Crabbe Huson Group, Inc., which reports that it is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
Crabbe Huson Group, Inc. reports shared voting and investment power over the Class A Shares deemed beneficially owned by it.

<F2>     The information in this footnote is provided pursuant to Schedule 13G dated January 9,
1998 and filed with the SEC by The Crabbe Huson Special Fund, Inc., which reports that it is an investment company registered under the Investment Company Act of 1940, as amended.  The Crabbe
Huson Special Fund, Inc. reports shared voting and investment power over the Class A Shares deemed beneficially owned by it.

<F3>     The information in this footnote is provided pursuant to Schedule 13G dated February 11,
1999 and filed with the SEC by Dimensional Fund Advisors Inc. ("Dimensional"), which reports that it is an investment adviser registered under the Investment Advisers Act of 1940, as amended.
Dimensional reports that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other investment vehicles, including commingled group trusts.  In its role as investment adviser and investment manager, Dimensional possesses both voting and investment power over the Class A
Shares owned by the four investment companies and the other investment vehicles.  Dimensional disclaims beneficial ownership of such Class A Shares.


                         PROPOSAL 1:  ELECTION OF DIRECTORS
                         ----------------------------------

Nominees for Directors

The Company's Restated Articles of Incorporation and the Bylaws as amended provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. The Company presently has five directors. Two members are to be elected to the Board of Directors at the Annual Meeting, each to serve for a term of three years. Both of the nominees comprising the Board of Directors' slate of nominees at the Annual Meeting, Messrs. B.D. Hunter and Robert J. Marischen, are currently directors of the Company.

The persons named in the enclosed form of proxy intend to vote such proxy for the election of Messrs. Hunter and Marischen as directors of the Company, unless the shareholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If the proxy card is signed and returned without any direction given, shares will be voted for the election of Messrs. Hunter and Marischen. The Board of Directors has no reason to doubt the availability of either of the nominees and both have indicated their willingness to serve if so elected. If either or both the nominees shall decline or are unable to serve, it is intended that, in the discretion of the Board of Directors, either the size of the Board will be reduced or the proxies will vote for a substitute nominee or nominees designated by the Board of Directors.


    Information as of March 22, 1999 Regarding the Board's Nominees for Election as Directors
         at the 1999 Annual Meeting for Terms to Expire at the Annual Meeting in 2002
         ----------------------------------------------------------------------------

                                  Present Term
Name                        Age     Expires                      Business Experience
----                        ---     -------                      -------------------
B.D. Hunter <F1>            69      1999            Chairman of the Board and Chief Executive
                                                    Officer of the Company since May 1993.
                                                    Chairman of the Board of Huntco Enterprises
                                                    and of Acquisitions and Farms since 1986.
                                                    Director of Service Corporation
                                                    International, Cash America International,
                                                    Inc., Celebrity, Inc., and Mercantile Bank
                                                    National Association.  Director of Mark
                                                    Twain Bancshares, Inc., until April 25,
                                                    1997.

Robert J. Marischen <F1>    46      1999            President of the Company since January 4,
                                                    1999; continues to serve as the Vice
                                                    Chairman of the Board and Chief Financial
                                                    Officer of the Company, positions he has
                                                    held since May 1993.  President, Chief
                                                    Executive Officer and Director of Huntco
                                                    Enterprises, Acquisitions and Farms since
                                                    1986. Member of the Board of Governors of
                                                    Cardinal Glennon Children's Hospital.


           Information as of March 22, 1999 Regarding the Directors Who are Not Nominees
                       for Election and Whose Terms Continue Beyond 1999
                       -------------------------------------------------
                                  Present Term
Name                        Age     Expires                      Business Experience
----                        ---     -------                      -------------------
Donald E. Brandt<F2><F3>    44      2000            Director of the Company since May 1993.
                                                    Senior Vice President-Finance of Ameren
                                                    Corporation, a public utility holding
                                                    company, since January 1998.  Senior Vice
                                                    President-Finance and Corporate Services of
                                                    Union Electric Company from July 1993 to
                                                    January 1998; Senior Vice President-Finance
                                                    and Accounting of Union Electric Company for
                                                    the five year period prior thereto. Chairman
                                                    of the Board of St. Louis Equity Fund, Inc.;
                                                    Trustee of Maryville University; Director of
                                                    The Arch Fund, Inc., and President of the
                                                    Board of Governors of Cardinal Glennon
                                                    Children's Hospital.

James J. Gavin, Jr.         76        2001          Director of the Company since May 1993.
 <F1><F2><F3>                                       Retired; Vice Chairman and Director of Borg
                                                    Warner Corporation ("Borg-Warner"), a
                                                    publicly-held, diversified manufacturing
                                                    company, from 1985 until his retirement in
                                                    1987; Senior Vice President of Finance of
                                                    Borg-Warner prior to 1985.  Retired as
                                                    Director of Service Corporation
                                                    International in May 1998.

Michael M. McCarthy         60        2000          Director of the Company since May 1993.
 <F2><F3>                                           Chairman of the Board and Chief Executive
                                                    Officer of McCarthy Building Companies, a
                                                    large, privately-owned commercial
                                                    construction company, since 1977; Chairman
                                                    and Chief Executive Officer of McCarthy
                                                    Brothers Company since 1976.  Director of
                                                    Mark Twain Bancshares, Inc. until April 25,
                                                    1997.  Director of Mercantile Bank National
                                                    Association.

<F1>  Member of Executive Committee
<F2>  Member of Compensation Committee
<F3>  Member of Audit Committee



COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The business of the Company is under the general management of the Board of Directors (the "Board") as provided by the laws of Missouri, the state of the Company's incorporation. The Board of Directors held three meetings during the fiscal year ended December 31, 1998 ("Fiscal 1998"). It is anticipated that in future years the Board will meet at least quarterly.

Standing committees of the Board of Directors are the Executive Committee, the Audit Committee, and the Compensation Committee. Between Board meetings, Board responsibilities are delegated to the Executive Committee, comprised of three Board members. The Executive Committee did not hold any formal meetings during Fiscal 1998, but acted by unanimous written consent on six occasions during that period.

The Audit Committee is comprised entirely of all of the Company's non-employee directors. The function of the Audit Committee is to: (i) assist in the selection of independent auditors; (ii) direct and supervise investigations into matters relating to audit functions; (iii) review with independent auditors the plans and results of the audit engagement; (iv) review the degree of independence of the auditors; (v) consider the range of audit and non-audit fees; and (vi) review the adequacy of the Company's system of internal accounting controls. During Fiscal 1998, the Audit Committee held two meetings.

The Compensation Committee, comprised entirely of the Company's three non-employee directors, is responsible for reviewing and approving salaries, annual incentive compensation for the executive officers and certain other officers and employees of the Company and for administering and making awards under the 1993 Plan. During Fiscal 1998, the Compensation Committee met one time.

The entire Board serves in the capacity of a nominating committee. The Board will accept recommendations for nominations as directors from shareholders. Shareholders wishing to propose such nominees for consideration should write to Mr. B.D. Hunter, the Company's Chairman of the Board and Chief Executive Officer, at the principal executive office of the Company.

During Fiscal 1998, all of the directors of the Company attended 100% of the aggregate of the meetings of the Board and the committees of the Board on which each served.

DIRECTORS' FEES

Neither Mr. Hunter nor Mr. Marischen who are employees and directors of the Company, nor Mr. Heinz who was an employee of the Company during Fiscal 1998 and was a director of the Company until March 8, 1999, received or receive retainers or fees for attendance at Board or Board committee meetings. Messrs. Brandt, Gavin and McCarthy received during Fiscal 1998 and will continue to receive, $1,000 each for attendance at every Board meeting they attend and $500 each for attendance at every meeting of those committees of the Board on which they serve. In addition, Mr. Gavin is paid $2,500 quarterly for serving on the Executive Committee.


RECOMMENDATION OF THE BOARD OF DIRECTORS

Acquisitions and Farms have expressed their intent to vote for Proposal 1, the election of the Board of Directors' slate of nominees. The Board recommends that the holders of the Class A Shares also vote "FOR" the Board's slate of nominees.


         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
         --------------------------------------------------------------

The Company's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is comprised entirely of non-employee directors and chaired by Mr. Michael M. McCarthy. The other members of the Committee are Messrs. Donald E. Brandt and James J. Gavin, Jr. The Committee has the ultimate responsibility for aligning the Company's compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations.

This report documents the basis upon which compensation decisions were made for remuneration paid during Fiscal 1998 to Mr. B.D. Hunter, the Company's Chief Executive Officer, and to its only other executive officers, Messrs. Marischen and Heinz. Messrs. Marischen and Heinz were covered by employment contracts. The contracts provide that they are renewable annually and that the base salaries and bonuses to which each are entitled are to be determined by the Board of Directors or any authorized committee of the Board. In that regard, then, the Committee is responsible for reviewing and approving salaries and annual incentive compensation of the Company's executive officers. Except as set forth below, the compensation rationale discussion that follows applies to each of them equally.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

It is the philosophy of the Company and the Committee that all compensation programs provide a direct link between the performance of the Company and the compensation of its executive officers. Consistent with this philosophy, all of the executive officer compensation and benefit plans have been designed to motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Toward this end, the Company has designed and implemented a compensation program for its executive officers which, in addition to base salary, focuses strongly on annual incentive compensation with bonus awards tied closely to the attainment of specified financial targets. The Committee also utilizes stock options as an integral component of its executive compensation program because it believes that this form of compensation provides the clearest link to enhanced shareholder value.

The Company's executive compensation program is designed to provide the Committee with the flexibility to emphasize one component of the total compensation package over another as circumstances demand. Further, the Committee has the flexibility to revise the annual bonus component during any fiscal year to ensure that the incentive aspect of the Company's compensation system is preserved.

BASE SALARIES

The Committee does not attempt to adhere to predefined quantitative or qualitative measures in establishing base salaries, nor are certain criteria deemed more important or given more weight than others. In setting base salaries for Fiscal 1998, the Committee subjectively evaluated the Company's financial and operating results during the then current eight month transition year (i.e., May 1, 1997 through December 31, 1997) (the "Transition Year"). This short year was due to the Board's decision to change the Company's fiscal year end from April 30 to December 31. The Committee considered certain other subjective criteria as well, all as described below.

In its deliberations, the Committee noted that the last increase in base salary granted to these executive officers was first effective over eighteen months ago or May 1, 1996. This meant that no increase in base salary had been approved for the Transition Year. Although the Committee acknowledged that the Company's financial results had not improved nor had the price of the publicly held Class A Common Stock recovered as the Company had expected, it recognized that many of the circumstances which contributed to the disappointing results were largely beyond the control of the executive officers. These circumstances included but were not limited to price competition as the Company continued its efforts to expand its sales of cold rolled steel products and lower margins on hot rolled steel products reflecting declining steel prices charged by producers of hot rolled steel coils.

The Committee also noted that although net income for the Transition Period was down, sales had increased during the Transition Period due to the increased levels of tons of steel processed. This increase was directly attributable to the growth of the Company's various steel processing facilities, in terms of size as well as number, in connection with its planned business expansions and the acquisition of the assets of Coil-Tec in Blytheville, Arkansas. Recognizing that the increased sales did not correspond to increased profits due to operating inefficiencies, slower than expected ramp-up of sales at the Company's expanded cold rolling facility and its metal stamping facility, and other facility start-up costs, the Committee nevertheless concluded that the Company's increased capacity positioned it to take advantage of future opportunities. The expansion and the acquisition were the direct results of the efforts of each of the executive officers. The Committee recognized that it did not want to take any action (or fail to take any action) that would effectively penalize these individuals for carrying out the Board's growth and expansion strategy which it had been developing over the four years since the Company's initial public offering.

Finally, the Committee noted that the Company had been compelled to grant increases during the past eighteen months to its other officers and key employees to retain their services during this period of growth and expansion. Those increases created upward pressure on the salaries paid to the Company's executive officers that could only be alleviated through the granting of increases in base salaries. The Committee recognized that the elimination of the salary compression was necessary to ensure that the Company continued to retain the services of experienced and seasoned executives who the Committee believed were vital to the Company's future.

ANNUAL INCENTIVE COMPENSATION

A significant portion of the executive officers' total compensation is at risk through annual incentive opportunities that have historically been linked to key financial objectives of the Company. The Committee believes that for incentive compensation to fulfill its purpose, which is increasing shareholder value, the targets must closely align the interests of the executives with those of the shareholders. Stated differently, the goal of this policy is to focus attention on the attainment of financial objectives that the Committee believes are significant determinants of the Company's share price over time.

For both the fiscal year preceding the Transition Year and for the Transition Year itself, the Committee established an incentive compensation program under which the amount of the bonuses to be paid to each of the Company's executive officers would be based on quarterly earnings per share and earnings per share for the entire year. The Committee concluded that it was in the best interests of the shareholders that this objective standard of measurement continue to be used as the basis for the annual incentive compensation during Fiscal 1998, but with a reevaluation of quarterly and annual earnings per share targets.

The Committee reviewed the earnings per share targets which had been set for the fiscal year which would have ended April 30, 1998 had the Board not decided in October 1997 to change the Company's fiscal year to December 31. Although the Committee believed that the earnings per share targets needed to be aggressive in order to be of value, given the competitive nature of the intermediate steel processing industry and other factors affecting the business previously identified herein, coupled with the Committee's desire to make the annual incentive plan a challenging, yet realistic incentive for the executive officers, it decided that lowering the earnings per share targets was appropriate for Fiscal 1998.

During Fiscal 1998, steel imports in the United States surged in the wake of the Asian economic crisis, exacerbating a market glut of hot and cold rolled steel being experienced by intermediate steel processors. In January 1999, the U.S. Commerce Department found evidence that Japan, Russia and Brazil had illegally dumped hot rolled carbon steel into the U.S. market at prices dramatically below production costs. This glut forced the Company's selling price down, which adversely impacted its earnings and accordingly, its earnings per share. The Committee recognized that the Company's failure to reach the earnings per share targets that would have resulted in the executive officers earning their bonuses was due in large part to the oversupply of raw materials in the Company's market areas and was therefore beyond their control. Nevertheless, the Committee did not readjust the earnings per share targets to make it possible for the executive officers to earn their bonuses, finding that to do so would undermine the stated goal of aligning the economic interests of the executives with those of the Company's shareholders.


LONG TERM INCENTIVE COMPENSATION

The Huntco Inc. 1993 Incentive Stock Plan as Amended and Restated (the "1993 Plan"), provides for the awards of non-qualified stock options to purchase Class A Shares, incentive stock options to purchase Class A Shares, restricted Class A Shares and stock appreciation rights. The Committee administers the 1993 Plan. All grants of benefits under the 1993 Plan are at the complete discretion of the Committee, which may award them based on whatever subjective or objective criteria it deems appropriate. The Committee elected not to award any options during Fiscal 1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

To a large extent, the rationale utilized by the Committee in its determination of the base salaries to be paid for Fiscal 1998 to the Company's executive officers other than Mr. Hunter, is the same as that which the Committee applied in reaching the determination as to Mr. Hunter's base salary for Fiscal 1998. In addition, the Committee considered other factors as well, including its subjective analysis of (i) the importance of Mr. Hunter's role as Chairman of the Board and Chief Executive Officer and the realization that his compensation should be reflective of his position as the Company's driving force, (ii) his years of experience, leadership and general executive and managerial abilities, (iii) his vision with respect to the continued growth and expansion of the Company, and (iv) his commitment to increasing shareholder value. None of the factors used to evaluate Mr. Hunter or to determine his base salary was given any more weight than any other factor.

The earnings per share targets that the Committee decided the Company needed to achieve for Mr. Hunter to receive a bonus were the same as those applicable to the Company's other executive officers. As with the other executive officers, the Committee also decided not to grant Mr. Hunter any options during Fiscal 1998.

LIMITATIONS OF TAX DEDUCTIONS FOR EXECUTIVE COMPENSATION

The Internal Revenue Code, and the regulations promulgated thereunder, limit the tax deduction the Company may recognize for compensation paid to its executive officers whose compensation is listed in this Proxy Statement, to $1.0 million per person, per year. This deduction limit does not apply to compensation that complies with applicable provisions of such regulations. Because the Committee did not expect the compensation to be paid to such persons to exceed $1.0 million per person in 1998, the Committee did not take any action prior to or during 1998 which would have been required to comply with the aforementioned statute so that the deduction limit would not apply. The Committee will continue to evaluate the other components of the Company's executive compensation program and will take the necessary actions with respect to such regulations if it is deemed appropriate to do so with respect to compensation to be paid to executive officers in future years.

Mr. Donald E. Brandt      Mr. James J. Gavin, Jr.    Mr. Michael M. McCarthy

           Being all the Members of the Compensation Committee


                           EXECUTIVE COMPENSATION
                           ----------------------

The following tables provide information regarding compensation paid to, and information about the amount and value of employee stock options held by Messrs. B. D. Hunter, Robert J. Marischen and Terry J. Heinz, the only three executive officers of the Company during Fiscal 1998 (the "Named Executive Officers" or "NEOs").


SUMMARY COMPENSATION TABLE
                                                             Long Term
                                                         Compensation Awards
                                 Annual Compensation    ---------------------
     Name and                   ---------------------   Securities Underlying    All Other
Principal Position    Year<F1>  Salary($)<F2> Bonus($)  Options/SARs(#)<F3>   Compensation($)<F4>
------------------    --------  ------------- --------  -------------------   -------------------
B.D. Hunter, 	          1998    $306,075       --          --                   $3,200
Chairman and Chief      1997    $291,500       --       60,000<F5>              $3,200
Executive Officer       FY97    $291,500      $58,300   10,000<F6>               --

Robert J. Marischen,    1998    $278,250       --          --                   $3,200
Vice Chairman and       1997    $265,000       --       60,000<F5>              $3,200
Chief Financial Officer FY97    $265,000      $53,000   10,000<F6>              $3,000

Terry J. Heinz,         1998    $273,000       --          --                   $3,200
President and Chief     1997    $260,000       --       60,000<F5>              $3,200
Operating Officer       FY97    $260,000      $52,000   10,000<F6>              $3,000

<F1>    On October 23, 1997 the Company elected to convert to a December 31 fiscal year end from an April 30 fiscal year end. The compensation reported for the NEO in the top two rows represent remuneration paid during the twelve month periods ending December 31, 1998 and 1997.  The compensation reported for the NEO in the bottom row entitled "FY97" represents remuneration paid to the NEO during the twelve month period ending April 30, 1997.

<F2>    Amounts shown include cash compensation earned and received as well as compensation earned but deferred at the election of the executive officer.

<F3>    This column represents grants made under the 1993 Plan.

<F4>    Includes matching contributions by the Company during calendar year 1998 to the accounts of the following individuals under the Retirement Savings Plan, which is a defined contribution plan, as follows:  Mr. Hunter: $3,200; Mr. Marischen: $3,200; and Mr. Heinz: $3,200.

<F5>    These options awarded on December  4, 1997 represent non-qualified stock options exercisable at $13.50 per share, which were granted to replace a like number of non-qualified stock options originally granted to the NEO exercisable at $21.50 per share, which were canceled at the option of the NEO.

<F6>    These options awarded on April 4, 1997 represent non-qualified stock options exercisable at $12.50 per share, the closing market price of the Company's Class A shares on the New York
Stock Exchange on the date of grant.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                         Number of Securities Underlying       Value of Unexercised In-the-Money
                     Unexercised Options/SARs at FY-End (#)        Options/SARs at FY-End ($)
Name                       Exercisable/Unexercisable               Exercisable/Unexercisable
----                       -------------------------               -------------------------
B.D. Hunter                      5,000/65,000                               - / -
Robert J. Marischen            155,000/65,000                               - / -
Terry J. Heinz                 155,000/65,000                               - / -


EMPLOYMENT AGREEMENTS; SEPARATION ARRANGEMENTS

     Overview:

Each of Messrs. Marischen and Heinz were parties to separate employment agreements with the Company (each an "Employment Agreement" and together, the "Employment Agreements") during the year ended December 31, 1998 ("Fiscal 1998"). Except for the base salaries paid to each thereunder (Mr. Marischen being contractually entitled to receive a base salary of not less than $278,250 and Mr. Heinz being contractually entitled to receive $273,000 during Fiscal 1998), the Employment Agreements were identical.

Mr. Heinz resigned from his employment with the Company January 4, 1999 and his Employment Agreement was terminated thereafter. Although Mr. Heinz was contractually entitled to the severance package described in the second paragraph of this subsection of the Proxy Statement which describes Mr. Marischen's employment arrangements and the Company exercised its option described in the third paragraph of this subsection, Mr. Heinz ultimately chose another severance alternative offered by the Company. Accordingly, due to Mr. Heinz's resignation, the description of the Employment Agreement set forth below is relevant only with respect to Mr. Marischen.

     Mr. Robert J. Marischen:

Mr. Marischen's Employment Agreement provides for automatic one-year renewals effective each May 18 (the "Renewal Term"), unless notice is given by either Mr. Marischen or the Company that the Employment Agreement is not to be renewed or unless the Employment Agreement has been terminated by either Mr. Marischen or the Company during a Renewal Term or upon the occurrence of certain events specified in the Employment Agreement. The Employment Agreement provides that the Company's Board or any authorized committee thereof is to review Mr. Marischen's salary with a view to its adequacy and to determine any incentive or performance bonus to which he may be entitled. The Employment Agreement also provides that Mr. Marischen is entitled to participate in all insurance, incentive compensation, retirement plans, medical reimbursement programs and such other benefit plans or programs as may be from time-to-time approved by the Company. Mr. Marischen is contractually entitled to receive $300,000 during the fiscal year ended December 31, 1999 ("Fiscal 1999"). The Board established an incentive bonus plan for Mr. Marischen for Fiscal 1999 based on certain return on capital and growth objectives. Finally, although also not specifically set forth in his Employment Agreement, the Company has agreed to reimburse Mr. Marischen for federal and state income taxes payable by him on the first $400,000 of taxable income recognized upon the exercise of options granted to him pursuant to the 1993 Plan. Mr. Marischen has not exercised any of such options; therefore, no tax reimbursement has yet been made to him by the Company.

Mr. Marischen is entitled to severance payments under the Employment Agreement upon termination of his employment. If the Company notifies him that his Employment Agreement will not be renewed at the expiration of any then current Renewal Term, he would be entitled to annual compensation payments for one year from the date of termination and any bonuses earned but not yet paid. If Mr. Marischen is terminated due to incapacity, in addition to those benefits provided by retirement and benefit programs specifically adopted and approved by the Company for him that are earned and vested at the date of termination, he shall be entitled to receive his base salary for twelve months following such termination. If the Company terminates Mr. Marischen without "cause" (as that term is defined in the Employment Agreement) prior to the expiration of any then current Renewal Term, then in addition to those benefits provided by retirement and benefit plans and programs specifically adopted and approved by the Company for employees that are earned and vested at the date of termination, Mr. Marischen would be entitled to his annual compensation payments for one year from the date of termination, any bonuses earned but not yet paid and a pro rata bonus for the fiscal year in which terminated, unless termination occurs with more than 180 days remaining in that fiscal year. Mr. Marischen's employment agreements also provide for a severance payment of any earned and vested bonuses plus one year's base salary, payable in a lump sum, in the event that he were to voluntarily terminate his employment within twelve months following a "change of control" as defined in his Employment Agreement.

Mr. Marischen's Employment Agreement contains a non-competition and non-solicitation provision (the "Non-Competition Obligations") which are effective for two years (the "Non-Competition Period") following Mr. Marischen's termination for any reason. If the Company terminates him for "cause," or if he terminates employment for any reason except a "change of control," the Company has no obligation to make the "Non-Competition Payments" described in the next sentence. However, if the employment relationship is terminated by Mr. Marischen in the event of a "change of control," or by the Company (i) with notice at the expiration of a Renewal Term, (ii) due to Mr. Marischen's incapacity or (iii) without "cause," the Company is obligated to pay him his base salary during the two year Non-Competition Period (the "Non-Competition Payments"), but he would not be entitled to receive bonuses or any other employee benefits. Moreover, the Non-Competition Payments would be reduced to the extent already paid pursuant to the severance arrangements described in the immediately preceding paragraph. At the Company's option, however, exercisable within one month following Mr. Marischen's termination of employment for a reason that would otherwise trigger the Non-Competition Payments, the Company may cancel the Non-Competition Obligations as well as the corresponding Non-Competition Payments. The severance payments described in the immediately preceding paragraph would, however, continue for the periods indicated in that paragraph.

     Mr. Terry J. Heinz:

In connection with Mr. Heinz's resignation and the termination of his Employment Agreement, the Company and Mr. Heinz executed a Separation Agreement and Release effective March 8, 1999 (the "Separation Agreement") pursuant to which the Company agreed (i) to pay Mr. Heinz $100,000 per year for the five year period commencing February 1, 1999 and terminating January 31, 2004 (the "Payment Period"), (ii) to provide him with the group health, medical, hospitalization and dental benefits generally available to the full-time employees of the Company, (iii) pay Mr. Heinz $6,845.70 which represents the total of the remaining lease payments on the automobile in Mr. Heinz's possession at the date of his resignation, and (iv) to pay Mr. Heinz a consulting fee of $1,000 per day plus certain expenses in connection with consulting duties which the Company may, but is not obligated to, request him to perform during the Payment Period. Under the aforementioned Separation Agreement, Mr. Heinz (i) forfeited all of the non-qualified stock options previously granted to him, (ii) gave up his right to any and all other compensation, payments or benefits to which he may otherwise have been entitled except for those set forth in the Separation Agreement, (iii) agreed to be bound by the Non-Compete Obligations through January 31, 2000, (iv) resigned from his positions as a director and officer of the Company and of Huntco Steel, and (v) granted the Company and all of its subsidiaries a full release of any and all claims he may or might have had against it.

    Mr. B. D. Hunter:

Although Mr. Hunter is not a party to a written employment contract, the
Compensation Committee approved an annual base salary of $315,000	 for Mr.
Hunter for Fiscal 1999. In addition, he will be entitled to earn an incentive bonus based upon the same incentive plan as applies to Mr. Marischen.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Brandt, Gavin and McCarthy, each of whom is a non-employee director. Messrs. Hunter and Marischen were present at the meeting of the Committee at which the remuneration for each of the Company's executive officers for Fiscal 1998 was determined.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total shareholder return on Class A Shares to the cumulative total return of the S&P Industrials index and to a peer group index. The comparison of total return assumes that a fixed investment of $100 was invested on June 29, 1993 in the Company's Class A Shares and in each of the foregoing indices, and further assumes the reinvestment of dividends. The information on the graph covers the period from June 29, 1993 through the end of Fiscal 1997, which concluded on April 30, 1997, plus the eight month period from May 1, 1997 through December 31, 1997 and the twelve month period from January 1, 1998 through December 31, 1998. Since there is no nationally recognized industry index consisting of intermediate steel processors to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of two companies that represent the only other public companies in the intermediate steel processing industry with a stock performance history dating back to June 29, 1993, namely Steel Technologies, Inc. and Worthington Industries, Inc. Although certain other companies in the industry have completed initial public offerings since June 29, 1993, these companies cannot yet be used for comparative stock performance purposes. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                  [GRAPH]

                                             April 30,                     December 31,
                 June 29,    ----------------------------------------    ----------------
                   1993       1994        1995       1996       1997       1997      1998
                   ----       ----        ----       ----       ----       ----      ----
Huntco Inc.   	    100.00     112.12     	103.12     105.26      78.85     102.26     26.41
S&P Industrials	   100.00     101.92      118.96     150.84     182.88     217.70    287.15
Peer Group	        100.00      91.74       92.14     100.30      95.47      87.55     70.01


                            CERTAIN TRANSACTIONS
                            --------------------

The Company is a party to two lease agreements with Farms. Under one agreement, the Company leases space for its executive offices located in Town & Country, Missouri, in an office building owned by Farms. During Fiscal 1998, lease payments paid by the Company to Farms under this lease were $29,811.
The Company also leases a ranch facility in Colorado owned by Farms that the Company uses primarily for the entertainment of customers. During Fiscal 1998, the Company paid Farms $60,000 in lease payments relating to its use of the property in Colorado. It anticipates making similar payments under the aforementioned leases during the current fiscal year.

                          INDEPENDENT ACCOUNTANTS
                          -----------------------

The Company is presently utilizing the services of PricewaterhouseCoopers LLP, independent accountants, who have been the Company's and its predecessor's independent accountants since 1986, and who will serve as the Company's independent accountants for the fiscal year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           SHAREHOLDER PROPOSALS
                           ---------------------

Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company at its principal executive offices by December 18, 1999, for inclusion in the Company's proxy materials relating to that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy materials in accordance with regulations governing the solicitation of proxies.

Any shareholder proposal submitted with respect to the Company's 2000 Annual Meeting that is submitted outside the requirements of Rule 14a-8 must be submitted by March 2, 2000. This requirement is separate from and in addition to the requirements with which a shareholder must comply to have a proposal included in the Company's proxy materials with respect to the 2000 Annual Meeting. The time limit set forth in this paragraph also applies in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case the appropriate notice must be given to the Secretary of the Company, whose address is: 14323 South Outer Forty, Suite 600 N., Town & Country, Missouri 63017.

                                OTHER MATTERS
                                -------------

As stated elsewhere herein, the Board of Directors knows of no other matters to be presented for consideration at the meeting by the Board of Directors or by shareholders who have requested inclusion of proposals in the Proxy Statement. If any other matter shall properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

The expense of preparing, printing and mailing proxy materials to the holders of the Company's Class A Shares will be borne by the Company. In addition, proxies may be solicited personally or by telephone or telefax, by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Class A Shares.


April 16, 1999

                                   APPENDIX

Page 14 of the printed proxy statement contains a Stock Price Performance Graph. The information contained in the graph is depicted in the table that immediately follows the graph.

                                  HUNTCO INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               For Annual Meeting of Shareholders on May 6, 1999


The undersigned hereby appoints B. D. HUNTER and ROBERT J. MARISCHEN, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Shareholders of Huntco Inc. (the "Company"), to be held at Forest Hills Country Club, located at 36 Forest Club Drive, Chesterfield, Missouri 63005, on Thursday, May 6, 1999, at 10:00 a.m. local time, and all adjournments thereof, and to vote, as indicated below, the shares of Class A Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed.

Please date and sign on the reverse side and mail promptly in the enclosed envelope.

1.  Election of Directors:      B. D. Hunter and Robert J. Marischen

  [ ] FOR all nominees listed (except as marked to the contrary below)

  [ ] WITHHOLD AUTHORITY to vote for all nominees listed above

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.


The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.


                                  Dated: ______________________________, 1999


                                         ____________________________________
                                                      Signature

                                         ____________________________________
                                              (Signature if held jointly)

                                         Note:  Please sign exactly as your
                                         name or names appear hereon.  When
                                         signing as attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title as such.  If
                                         a corporation, please sign in full
                                         corporate name by president or other
                                         authorized officer. If a partnership,
                                         please sign in partnership name by
                                         authorized person.


    PLEASE MARK, SIGN AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED
      ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.